Exhibit 1

[Translation]

THE ARTICLES OF INCORPORATION

OF

KT Corporation

Adopted on	October 1, 1997
Amended on	December 8, 1997
September 18, 1998
March 19, 1999
March 24, 2000
March 21, 2001
March 22, 2002
August 20, 2002
March 14, 2003

CHAPTER I. GENERAL PROVISIONS

Article 1. Name. The name of the Corporation shall be “Chusik Hoesa KT”, which shall be written in English as “KT Corporation” (hereafter “KT”).

Article 2. Purpose. The objective of KT is to engage in the following business activities:

1.	Information and communications business;

2.	New media business;

3.	Development and sale of software;

4.	Sale and distribution of information communication equipment;

5.	Testing and inspection of information communication equipment, device or facilities;

6.	Advertisement business;

7.	Retail business via telephone, mail order or online;

8.	IT facility construction business;

9.	Real estate and housing business;

10.	Electronic banking and finance business;

11.	Research and development, education, training and promotion, overseas businesses and export and import, manufacture and distribution related to activities mentioned in items 1 through 10; and

12.	Any and all other activities or businesses incidental to or necessary for the attainment of the foregoing.

Article 3. Location of Offices. The head office of KT (the “head office”) shall be located in Seoul or Kyunggi Province. KT may establish requisite sub-offices at site(s) pursuant to resolution of the Board of Directors.

Article 4. Method of Public Notice. Public notices by KT shall be given in The Korea Daily News circulated in Seoul, Republic of Korea. Provided, however, that if the public notices cannot be published in The Korea Daily News due to unavoidable circumstances, such public notices may be given in any daily newspaper published in Seoul, Republic of Korea.

CHAPTER II. SHARES OF STOCK

Article 5. Amount of Authorized Capital. The total number of shares authorized to be issued by KT shall be one billion shares.

Article 6. Par Value and Types of Shares and Share Certificates.

(1)	Par value per share issued by KT shall be 5,000 Won. The type of shares shall be common shares and preferred shares, both of which shall be in registered form.

(2)	Share certificates shall be in eight (8) denominations of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1000) and ten thousand (10,000) shares.

Article 7. Shares to be Issued at the Time of Incorporation. The total number of shares to be issued by KT at the time of incorporation shall be 395,675,369 shares.

Article 8. Number and Description of Preferred Shares.

(1)	The total number of Preferred Shares to be issued by KT shall be up to one-fourth (1/4) of the total number of shares issued and outstanding, which shall be without voting rights.

(2)	Dividends on Preferred Shares shall be an amount not less than nine (9) percent p.a. of the par value as determined by the Board of Directors at the time of issuance.

(3)	If the dividends on the Common Shares exceed those on Preferred Shares, the excess dividend amount shall also be paid to the holders of Preferred Shares.

(4)	If dividends on Preferred Shares are not paid for any fiscal year, the holders of such Preferred Shares shall be entitled to receive such accumulated unpaid dividend in priority to the holders of Common Shares from the dividends payable in respect of the next fiscal year.

Article 9. Preemptive Rights.

(1)	When KT issues new shares, the shareholders of KT shall be entitled to subscribe for such new shares in proportion to their existing shareholdings.

(2)	Notwithstanding Paragraph (1) above, new shares may be issued to persons other than the shareholders of KT, in the following cases:

1.	In case that such new shares are issued by public offering or subscribed by underwriters pursuant to Article (2) and Article (8) of the Securities and Exchange Act (“SEA”);

2.	In case that the members of the Employee Stock Ownership Association of KT have preemptive rights to subscribe for such new shares pursuant to Article (191-7) of the SEA;

3.	In case that such new shares are represented by depositary receipt pursuant to Article (192) of the SEA;

4.	In case that such new shares are issued by the exercise of stock options set forth in Article 10 of these Articles of Incorporation;

5.	In case that such new shares are issued in order to satisfy specific purposes such as strategic alliance, inducement of foreign funds, other capital raising requirements, introduction of new technology, improvement of financial structure, etc.

6.	In the case that such new shares are issued by a resolution of the Board of Directors through general public offering pursuant to Article (189-3) of the SEA. However, in this case, the total number of the shares to be issued shall not exceed ten percent (10%) of total number of KT issued and outstanding; or

7.	In the case there exists an immediate need for the company to raise funds, new shares could be issued to domestic and foreign financial institutions (enacted on March 21, 2001).

(3)	The method of disposition of shares in respect of which preemptive rights have not been exercised or where fractions of shares occur shall be determined by resolution of the Board of Directors.

(4)	Notwithstanding the Paragraph (1) above, shareholders who acquire shares in violation of any laws and regulations or these Articles of Incorporation shall not entitled to subscribe for new shares in respect of such shares.

Article 10. Stock Options.

(1)	KT may grant stock options to its officers and employees who have contributed, or are capable of contributing, to the establishment, management or technical innovation of KT, except for officers or employees in any of the following cases, by a Special Resolution of the General Meeting of Shareholders pursuant to Article (189-4) of the SEA, to the extent not exceeding fifteen percent (15%) of the total number of issued shares, provided that KT may grant stock options by a resolution of the Board of Directors, to the extent not exceeding one percent (1%) of the total number of issued shares. In such case, the provision of the latter part of the Proviso of Article 38(1) shall apply mutatis mutandis:

1.	The largest shareholder of KT and the Related Person thereto (refers to the Related Person as prescribed in Paragraph (2), Article (10-3) of the Enforcement Decree of the SEA. The same shall apply in this Article);

2.	Major Shareholders (refers to the Major Shareholders as prescribed in Paragraph (1), Article (188) of the SEA. The same shall apply hereinafter) and the Related Person thereto; or

3.	Any person who shall become a Major Shareholder of KT by exercising his/her stock options.

(2)	The shares to be issued to the officers or employees by the exercise of their stock options (in case where KT pays in cash or shares the difference between the exercise price of stock options and the market price, refers to the shares which are the basis for such calculation) shall be Common Shares in registered form.

(3)	The number of officers and employees of KT who are granted with stock options shall not exceed ninety nine percent (99%) of the total number of officers and employees in office. Stock options granted to one single officer or employee shall not exceed ten percent (10%) of total number of shares issued and outstanding.

(4)	The exercise price per share of the stock options shall be not less than the price as set forth in the SEA. (amended on March 24, 2000)

(5)	Unless otherwise provided for by the relevant laws, the exercise period of stock options shall be determined by separate agreements, to the extent that such exercise periods shall not exceed seven (7) years from the date two (2) years have elapsed after the date of the General Meeting of Shareholders or the Meeting of the Board of Directors at which a resolution to grant such stock option rights is adopted.

(6)	KT may cancel the grant of stock options by a resolution of the Board of Directors in any of the following cases:

1.	When the relevant officer or employee of KT voluntarily retires from his/her office within two (2) years after the date of the General Meeting of Shareholders or the Meeting of the Board of Directors at which a resolution to grant such stock option rights is adopted;

2.	When the relevant officer or employee of KT is dismissed as substantial damages are incurred to KT due to his/her willful misconduct or gross negligence; or

3.	When any event for the cancellation set forth in the agreement for granting such stock options occur.

Article 11. Base Date Regarding Dividends the New Shares. In case KT issues new shares through right issues, bonus issues and stock dividends, with respect to the distribution of dividends on the new shares, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares are issued.

Article 12. Transfer Agent.

(1)	KT may appoint a transfer agent to make entries in the register of shareholders.

(2)	The transfer agent, the business place and scope of business of the transfer agent shall be determined by a resolution of the Board of Directors, and public notice shall be given thereof.

Article 13. Report of Names, Addresses and Seals of Shareholders.

(1)	Shareholders and registered pledgees shall report their names, addresses, and seals to the transfer agent referred to in Article 12. Any changes thereto shall also be reported.

(2)	Shareholders and registered pledgees who reside in foreign countries shall appoint and report the place where, and an agent to whom, notices will be given in Korea.

Article 14. Closing of the Register of Shareholders and the Record Date.

(1)	KT shall suspend the entries of any changes into the register of shareholders regarding any rights on Shares from January 1 to January 31 of each year.

(2)	KT shall let the shareholders who are entered into the register of shareholders on December 31 of each year exercise their rights thereof at the Ordinary General Meeting of Shareholders.

(3)	KT may, for convening an Extraordinary General Meeting of Shareholders or when necessary, by resolution of the Board of Directors, set the record date or close the register of shareholders for a certain period not exceeding three (3) months by giving at least two (2) weeks’ prior public notice.

CHAPTER III. DEBENTURES

Article 15. Issuance of Convertible Bonds.

(1)	KT may issue convertible bonds to persons other than shareholders to the extent that the aggregate face value of the convertible bonds so issued shall not exceed 2 trillion (2,000,000,000,000) Korean Won. Provided that, the issuance of convertible bonds to persons other than shareholders may be made in cases provided for by any of the Subparagraphs of Article 9(2).

(2)	The Board of Directors may determine that the convertible bonds referred to in Paragraph (1) may be issued on the condition that conversion rights will be attached to only a portion of the convertible bonds.

(3)	The type of shares to be issued upon conversion of convertible bonds shall be common shares. The conversion price, which shall be equivalent to or more than the par value of the shares, shall be determined by the Board of Directors at the time of issuance.

(4)	The period during which conversion rights may be exercised shall commence on the date set forth in the Securities Exchange Act after the date of issuance of the relevant convertible bonds and end on the date immediately preceding the redemption date thereof. Provided that, the Board of Directors may adjust the conversion period in accordance with relevant laws within the above period by its resolution.

(5)	For the purposes of any distribution of dividends on the shares issued upon conversion or any payment of interest on the convertible bonds, the convertible bonds shall be deemed to have been converted into shares at the end of the fiscal year immediately preceding the fiscal year in which the relevant conversion rights are exercised.

Article 16. Issuance of Bonds with Warrants.

(1)	KT may issue bonds with warrants to persons other than shareholders to the extent that the aggregate face value of the bonds with warrants so issued shall not exceed 2 trillion (2,000,000,000,000) Korean Won. Provided that, the issuance of bonds with warrants to persons other than shareholders may be made in any case provided for by any Subparagraphs of Article 9(2).

(2)	The amount of new shares which can be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors, provided that the maximum amount of such new shares shall not exceed the aggregate face value of the bonds with warrants.

(3)	The type of shares to be issued upon exercise of warrants shall be common shares. The issue price, which shall be equivalent to or more than the par value of the shares, shall be determined by the Board of Directors at the time of issuance.

(4)	The period during which warrants may be exercised shall commence on the date set forth in the Securities Exchange Act after the date of issuance of the relevant bonds with warrants and end on the date immediately preceding the redemption date thereof. Provided that, the Board of Directors may adjust the conversion period in accordance with relevant laws within the above period by its resolution.

(5)	For the purposes of any distribution of dividends on the shares issued upon exercise of warrants, shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which the subscription monies therefor are fully paid.

Article 17. Applicable Provisions regarding Issuance of Bonds. The provisions of Articles 12 and 13 shall apply mutatis mutandis to the issuance of bonds.

CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS

Article 18. Convening of General Meeting.

(1)	Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year, and Extraordinary General Meeting of Shareholders may be convened at any time, by the President pursuant to a resolution of the Board of Directors except as otherwise provided by the relevant laws and regulations. Provided, however, that Article 29, Paragraph (2) shall apply mutatis mutandis in the event the President fails to perform his duties.

(2)	Notice of the General Meeting of Shareholders specifying the time, place and purpose thereof shall be given to each shareholder two (2) weeks prior to the date set for the General Meeting of Shareholders. However, the notice of convening General Meeting of Shareholders to the shareholders who hold less than one-hundredth (1/100) of the total number of shares with voting rights shall be placed by giving public notice of the meeting twice or more in The Korea Daily News, The Maeil Business Newspaper and The Korean Economic Daily.

(3)	General Meeting of Shareholders shall be held at the location of the head office, Seoul or its neighboring place.

Article 19. Chairman. The President shall preside at General Meeting of Shareholders; provided, however, that Article 29, Paragraph (2) shall apply mutatis mutandis in the event that the President fails to perform his duties.

Article 20. Chairman’s Right to Maintain Order.

(1)	The Chairman shall suspend or cancel the proposal of any person who intentionally disrupts, by speech or behavior, the proceedings of a General Meeting of Shareholders or shall order such person to leave the General Meeting of Shareholders.

(2)	If the Chairman deems it necessary for the smooth proceeding of the General Meeting of Shareholders, the Chairman may restrict the time and frequency of a shareholder’s proposal.

Article	21. Voting by Proxy.

(1)	A shareholder may exercise its voting rights by proxy.

(2)	The proxy described in Paragraph (1) must file with KT a power of attorney before the opening of the General Meeting.

Article 22. Method of Adoption of Resolutions. Resolutions of General Meetings of Shareholders, except as otherwise provided by the relevant laws and regulations, shall be adopted if the approval of a majority vote of the shareholders present at such meeting is obtained and such majority also represents at least one-fourth (1/4) of the total number of shares issued and outstanding.

Article 23. Minutes of the General Meeting. With respect to the proceedings of a General Meeting of Shareholders, the details of the proceedings and its resolutions shall be recorded in the minutes which shall bear the name and seal or signature of the Chairman and the Directors present, and shall be preserved at the head office and branches.

CHAPTER V. DIRECTORS

Article 24. Number of Directors. KT shall have not more than fifteen (15) directors. The number of standing directors including the President shall not exceed six (6), and the number of outside directors shall not exceed nine (9).

Article 25. Election of President, Directors.

(1)	The President shall be elected at the General Meeting of Shareholders among those who are recommended by the President Recommendation Committee pursuant to Article 34 of these Articles of Incorporation, and shall be deemed as the Representative Director under the Commercial Code.

(2)	The dismissal of the President requires a resolution by the General Meeting of Shareholders adopted by the affirmative vote of two-thirds (2/3) of the voting rights of the shareholders in attendance at the Meeting; provided, however, that such votes shall represent at least one-third (1/3) of the total number of issued shares of KT.

(3)	Standing directors other than the President shall be classified as Vice President and Executive Managing Director and shall be elected at the General Meeting of Shareholders among those whom the President has recommended with the consent of the Board of Directors. The President may propose to the General Meeting of Shareholders with the consent of the Board of Directors the dismissal of any standing director even during his/her term of office, when any of the following event occurs. In this case, standing directors other than the President shall not participate in the resolution of the Board of Directors:

1.	Inability to perform his/her duties for a period not less than one (1) year due to his/her physical and/or mental disorders; or

2.	Remarkably poor results of his/her business management due to deficient management abilities.

(4)	Notwithstanding Article 3 in the above, if the President Recommendation Committee has recommended a candidate for the President, the candidate for the President shall recommend candidates for standing directors with the consent of the Board of Directors. Provided, however, that the candidate for the President is not elected as the President at the General Meeting of Shareholders, his recommendation of the candidacy for the standing directorship shall become null and void.

(5)	Any person who falls under any of the following categories shall not become a director of KT, and upon elected director of KT falling under any of the following categories, such director shall be dismissed:

1.	Person who retired from his/her office within the last three (3) years due to his/her own faults or business responsibilities;

2.	Person who is sentenced to imprisonment or more severe punishment, and three (3) years have not elapsed after the expiration of the execution of such imprisonment or determination not to receive the execution of imprisonment;

3.	Person who is currently under the suspension of pronouncement, or who is sentenced to probation, and two (2) years have not elapsed after the expiration of the probation period;

4.	The same person and his/her related party as defined in the Monopoly Regulation and Fair Trade Act (“MRFTA”) who controls a company in competition with KT (however, with respect to the definition of competitor of KT used herein, if the company engages in the same business as KT’s and belongs to the same enterprise group of KT, such company is not deemed to be in competition with KT. This shall have the same meaning hereafter);

5.	Any person who presently serves or has served at any time during the past two (2) years, as an officer or employee for the company which is in competition with KT and for other companies which belong to the same enterprise group under the MRFTA of such company;

6.	Any person who presently works or has worked at any time during the past two (2) years, as an officer or employees for the largest or second largest shareholding company which is in competition with KT and for other companies which belong to the same enterprise group under the MRFTA of such company; or

The scope of a company which has competitive relationship with another company as prescribed in items 4 through 6 shall include a related party under the Securities and Exchange Act (“SEA”).

(6)	An outside director shall be a person who has expert knowledge or certain experience in the field of economy, management, law or related professions and is capable of contributing to the development of KT and the protection of shareholder’s interests.

(7)	Any candidate for outside director falling under the disqualification requirements under the Commercial Code of Korea, the Securities Exchange Act of Korea and other relevant laws and regulations shall not become an outside director and any outside director subject to such disqualification requirements shall be dismissed.

Article 26. Staggered Term of Office of Outside Director. One-third of the total number of outside directors shall be elected every year.

Article 27. Term of Office of Directors. The term of office of directors shall be three (3) years; where the term of office expires before the closing date of the Ordinary General Meeting of Shareholders in the last fiscal year of such term, the term of office shall be extended to the closing date of such General Meeting.

Article 28. By-election of Directors.

(1)	In case of any vacancy in the office of a director, then a director shall be elected to fill such vacancy at a General Meeting of Shareholders, provided that election thereof may not be made unless such vacancy results in lack of the requisite number of Directors or a difficulty in the administration of business.

(2)	The term of office of an outside director elected to fill a vacancy shall be the remainder of the term of office of his/her predecessor.

Article 29. Duties of President and Directors.

(1)	The President shall represent KT and take full responsibility for its business operations as CEO of KT.

(2)	Standing directors shall assist the President and shall perform their duties. In the event the President fails to perform his duties, a standing director shall perform his/her duties in accordance with the order as provided in the Office Regulation. However, in the event both the President and standing directors fail to perform their duties, a director shall perform his/her duties in accordance with the order as provided in the Office Regulation.

(3)	If a director becomes aware of any event which may cause a material damage to KT, such director should immediately report to the Audit Committee thereof.

Article 30. Duties of Directors.

(1)	Directors shall perform their duties faithfully for the good of KT in accordance with the applicable laws and regulations and the provisions of these Articles of Incorporation.

(2)	The directors shall not disclose any business secret of KT that they obtained in the course of performance of their duties, during and after their terms of offices.

Article 31. Remuneration and Severance Allowance for Directors.

(1)	The Remuneration limit for the directors shall be determined by a resolution of the General Meeting of Shareholders, and such remuneration may be paid either in cash or in combination of cash and stock.

(2)	The criteria for remuneration for the President and standing directors and the method of payment thereof shall be determined by a resolution of the Board of Directors, which shall be reported to the General Meeting of Shareholders.

(3)	The President and standing directors shall not participate in the resolution of the Board of Directors as set forth in Paragraph (2) above.

(4)	Severance allowances for directors shall be paid in accordance with KT’s regulations for payment of officers’ severance allowance adopted at a General Meeting of Shareholders.

(5)	Outside directors shall be reimbursed for expenses necessary for the performance of their duties.

Article 32. President Recommendation Committee.

(1)	KT may organize a President Recommendation Committee in order to recommend a presidential candidate. The President Recommendation Committee shall consist of the following members: However, any person who was elected as a member of President Recommendation Committee shall not be a Candidate for President.

1.	Three (3) outside directors who are elected by drawing from among outside directors; One (1) person who is designated by the Board of Directors from among ex-Presidents or the current President of KT; and (provided, however, that the incumbent President who is interested to apply for candidacy for new President shall not participate in any resolution of the Board of Directors.)

2.	One (1) non-government person designated as a member of President Recommendation Committee by the Board of Directors with President and Standing directors excluded(in any event excluding former and present officers and employees of any telecommunications business operator who is in competition with KT and any of their Related persons as defined in Monopoly Regulation and Fair Trade Act, and officers and employees of KT, and the public officials).

(2)	The President Recommendation Committee shall be organized two (2) months prior to the date of expiration of the term of office of the President (or within two (2) weeks from the date of retirement of the President when such retirement is due to reasons other than the expiration of the term of office thereof), and shall be dissolved after the execution of management agreement between the President so elected and the chairman of the President Recommendation Committee.

(3)	The chairman of the President Recommendation Committee shall be elected by the Board of Directors from among its members who hold the position of outside directors of KT. In this case, the President and standing directors shall not participate in the resolution of the Board of Directors.

(4)	A resolution of the President Recommendation Committee shall be adopted by the affirmative votes of a majority of the members in offices other than the chairman thereof. In this case, the chairman shall not have any voting rights.

(5)	The President Recommendation Committee shall examine all the presidential candidates in compliance with the criteria for the examination of a candidate for the President prescribed by the Board of Directors, in consideration of the following requirements:

1.	Experiences and scholastic achievements under which his/her knowledge with respect to the field of business management and economics can be evaluated in objective point of view;

2.	Business results for the past and the management period of being in office under which his/her business experiences can be evaluated in objective point of view;

3.	Any requirements to evaluate qualification and ability as a chief executive officer; and

4.	Any requirements to evaluate professional knowledge and experience with respect to the telecommunications and related fields.

Article 33. Election of President.

(1)	President shall be elected from among CEO-qualified candidates who have a knowledge of management and economics or who have much managerial work experience.

(2)	KT shall give a public notice of recruiting candidates for its President and may, if necessary, conduct background check of such candidate or hire a third party credit investigation agency to perform searches.

(3)	The President Recommendation Committee shall examine the candidates for the President who applied pursuant to the provision of Paragraph 2 above, in accordance with the candidates evaluation criteria determined by the Board of Directors.

(4)	The President Recommendation Committee shall, in selecting the candidates for the President, consult with such candidates regarding the terms of employment contract including management goal established by the Board of Directors. In such case, if necessary, the President Recommendation Committee may change the terms of employment contract.

(5)	The President Recommendation Committee shall recommend candidate for the President to the General Shareholders’ Meeting, based on the result of the evaluation under Paragraph 3 and the consultation under Paragraph 4 above, concurrently submitting a draft employment contract including a management goal during the tenure of the President. President and standing directors shall not attend the Board of Directors’ Meeting for the resolution of the agenda prescribed in Paragraphs 2 through 4.

Article 34. Execution of Employment Contract with the Candidate for President.

(1)	When the draft employment contract submitted pursuant to Paragraph 5, Article 33 above has been approved at the General Shareholders’ Meeting, KT shall enter into such management contract with the candidate for President. In such case, the Chairman of the President Recommendation Committee shall, in the capacity of the representative of KT, sign the management contract.

(2)	The Board of Directors may conduct performance review discussion to determine if the new President performed his/her duties under the management contract as provided in Paragraph 1 or hire a professional evaluation agency for such purpose.

(3)	When the Board of Directors determines, based on the result of performance review under the provision of Paragraph 2 above, that the new President has failed to achieve the management goal, it may propose to dismiss the President at the General Shareholder’s Meeting.

(4)	Management goals shall include revenue increase, improvement in profitability, investment plan, etc. and shall be determined, on a yearly basis, at the Board of Directors’ Meeting within the scope of target achievement during the term of office to be determined at the General Shareholders’ Meeting. Such management goal may be established on a numerical basis, if possible.

(5)	The performance review prescribed in Paragraph 2 above, shall be conducted by the Board of Directors at the closing of each fiscal year or may be delegated by the Board of Directors to a professional evaluation agency; provided, however, that if the Board of Directors deems necessary, it may conduct the performance review during any fiscal year. The Board of Directors shall report the result of the performance review prescribed in Paragraph 2 above to the General Meeting of Shareholders.

(6)	The President and standing directors may not attend the Board of Directors’ Meeting for resolution of the agenda prescribed in Paragraphs 2 through 4.

Article 35. Executive Officers.

(1)	For the efficient operation of KT, the number of executive officers shall not exceed seventy (70) persons, including standing directors.

(2)	The executive officers other than standing directors shall be referred to as the executive managing officer, managing officer and assistant managing officer.

(3)	The number and remuneration of the executive officers who do not hold the position of standing directors of KT shall be determined by the Board of Directors. The severance allowance for the said executive officers shall be paid in accordance with KT’s regulations for payment of officers’ severance allowance adopted at a General Meeting of Shareholders.

(4)	Executive officers who do not hold the position of standing directors of KT shall be elected by the President of KT, whose term of office shall not exceed three (3) years.

(5)	All matters concerning the respective duties of executive officers shall be determined by the President.

Article 36. Advisor, etc. The President may employ an Advisor or appoint an Advisory Council in order to receive advice and suggestions regarding important matters concerning the operation of KT’s businesses.

CHAPTER VI. BOARD OF DIRECTORS

Article 37. Organization and Operation.

(1)	The Board of Directors shall consist of the directors, and shall resolve important matters related to the execution of business of KT as prescribed in the laws and regulations and these Articles of Incorporation, which were submitted by a director as an agenda.

(2)	The Board of Directors shall be convened by each director. However, this shall not apply in the event that a director to convene the Board of Directors’ Meeting is determined by the resolution of the Board of Directors’ Meeting.

(3)	The rest of directors may request the Director designated under Paragraph 2 above to convene the Board of Directors’ Meeting. However, if the designated Director refuses to convene the Board of Directors’ Meeting without any justifiable reason therefor, other Directors may convene the Board of Directors’ Meeting.

(4)	In convening a meeting of Board of Directors, the notice thereof shall be given at least three (3) days prior to the date set for such meeting to each director; provided, however, that the above procedure may be omitted with the consent of all of the directors.

(5)	Matters necessary for the operation of the Board of Directors shall be set forth in the Regulations of the Board of Directors.

(6)	For the efficient management of the Board of Directors, a self evaluation regarding the activities of the Board of Directors may be conducted, and detailed matters therefor, including the evaluation method, etc. shall be determined by the resolution of the Board of Directors.

Article 38. Resolution and Delegation.

(1)	A resolution at a meeting of Board of Directors shall be adopted by the presence of a majority of all directors in offices and by the affirmative votes of a majority of the directors present. However, the resolution on the sale of equity in any subsidiary of KT accompanying transfer of management shall be adopted by affirmative votes of two-thirds (2/3) of the directors in offices and the resolution on the dismissal of the President shall be adopted by affirmative votes of two-thirds (2/3) of the outside directors in offices.

(2)	Board of Directors may delegate part of its authorities to the President.

Article 39. Chairman.

(1)	The chairman of the Board of Directors shall be elected from among outside directors by resolution of the Board of Directors

(2)	The term of office of the chairman shall be one (1) year

Article 40. Minutes of the Board of Directors. The proceeding and result of meeting of the Board of Directors shall be recorded in the minutes, which shall bear the names, seals or signatures of the Chairman, the directors present at the meeting, and shall be kept at the head office.

Article 41. Committees within the Board of Directors.

(1)	The Board of Directors may have the following expert committees under its control by its resolution, in order to deliberate or decide with respect to the specific matters submitted to the Board of Directors:

1.	Outside Director Candidates Recommendation Committee;

2.	Audit Committee;

3.	Other Committees which the Board of Directors may deem necessary.

(2)	Any matters necessary for the organization, powers and operation of the committees within the Board of Directors set forth in Paragraph (1) above shall be determined by a resolution of the Board of Directors.

Article 42. Outside Director Candidates Recommendation Committee.

(1)	The Outside Director Candidates Recommendation Committee shall consist of 1 standing director and 4 outside directors.

(2)	Outside Director Candidates Recommendation Committee shall recommend outside director candidates to the General Shareholders’ Meeting.

(3)	Any other detailed matters regarding organization and operation of the Outside Director Candidates Recommendation Committee shall be determined by a resolution of the Board of Directors.

Article 43. Audit Committee.

(1)	The Audit Committee shall consist of three (3) outside directors.

(2)	The Audit Committee shall perform an audit of KT’s accounting books and records, and of other aspects of its business operations.

(3)	Any other detailed matters regarding organization and operation of the Audit Committee shall be determined by a resolution of the Board of Directors.

Article 44. Executive Officers’ Meeting.

(1)	KT may convene executive officers’ meeting in order to consider and resolve matters delegated by the Board of Directors.

(2)	Matters necessary for the organization and operation of the executive officers’ meeting set forth in paragraph 1 above shall be determined by a resolution of the Board of Directors.

CHAPTER VII. ACCOUNTING

Article 45. Fiscal Year. The fiscal year of KT shall be from January 1 to December 31 of each year.

Article 46. Preparation, Submission and Maintenance of the Financial Statements.

(1)	The President of KT shall prepare the following documents and supplementary documents thereto and the business report for each fiscal year, and submit such documents, after approved by the Board of Directors, to the Audit Committee, six (6) weeks prior to the date of the Ordinary General Meeting of Shareholders:

1.	a balance sheet;

2.	a statement of profit and loss; and

3.	a statement of appropriation of retained earnings or a statement of disposition of deficit.

(2)	The Audit Committee shall submit an auditor’s report to the President within one (1) week after the receipt of the documents listed in Paragraph (1) above.

(3)	The President shall keep the documents mentioned in each item of Paragraph (1) together with the business report and the auditor’s report at the head office for a period of five (5) years, commencing from one week prior to the date of the Ordinary General Meeting of Shareholders. Certified copies of these documents shall be kept in each respective branch office for a period of three (3) years.

(4)	The President shall submit the documents listed in each item of Paragraph (1) to the Ordinary General Meeting of Shareholders and request approval therefor. With respect to the business report, he/she shall report the contents thereof to the Ordinary General Meeting of Shareholders.

(5)	When the approval of the General Meeting of Shareholders is obtained for the documents listed in each item of Paragraph (1), the President shall, without delay, give public notice of the balance sheet and the audit opinion thereon of an independent auditor.

Article 47. Disposition of Profits. The unappropriated retained earnings for each fiscal year of KT shall be disposed of as following order:

1.	Legal Reserves;

2.	Other statutory reserves;

3.	Amortization by way of the appropriation of the retained earnings;

4.	Dividends; and

5.	Voluntary reserve.

Article 48. Retirement of Shares. Pursuant to Article 189 of the Securities Exchange Act, KT may, by a resolution of the Board of Directors, retire the shares within the scope of profits attributable to the shareholders.

Article 49. Payment of Dividends.

(1)	Dividends may be paid either in cash or in shares.

(2)	In case of stock dividends, if KT has issued several types of shares, different types of shares may be allotted by resolution of the General Meeting of Shareholders.

(3)	Pursuant to a resolution of the Board of Directors, KT may pay interim dividends in cash once a year as of June 30 (referred to as the fixed interim dividend date) of each fiscal year.

(4)	The dividends referred to in Paragraphs (1) and (3) shall be paid to the shareholders or registered pledgees who are registered in the registry of shareholders as of the end of each fiscal year or as of the fixed interim dividend date

(5)	The rights to dividends shall be extinguished if it is not exercised within five (5) years from the date when the relevant dividend was declared and such dividends shall belong to KT.

SUPPLEMENTARY PROVISIONS

Article 50. Guarantee of Personnel Status.

(1)	Any employee of KT shall not receive a dismissal, suspension, reduction in compensation, reprimand and other disadvantageous orders, without any justifiable reasons therefor.

(2)	The retirement age of the employee of KT shall be prescribed in accordance with Article (6), Paragraph (2) of Addenda of the Laws Repealing the Korea Telecom Act.

Article 51. Publication of Management Information. KT shall make public any and all matters deemed to be necessary for the promotion of transparency in management.

ADDENDUM

Article 1. Enforcement Date. These Articles of Incorporation shall be effective from October 1, 1997.

Article 2. Term of Office of the First President and Standing Directors. Notwithstanding Paragraph (1), Article (29) hereof, the term of office of the first President and the standing directors to be elected at the General Meeting of Shareholders convened after the execution of these Articles of Incorporation shall be extended until the end of the Ordinary General Meeting of Shareholders convened after the expiration of the said term of office.

Article 3. Term of Office of First Non-Standing Director.

(1)	Pursuant to Article (3) of the Addenda of the Special Act, candidates for non-standing directors who are recommended by the Temporary Non-standing Directors Recommendation Committee shall be classified into three groups, i.e., first, second and third groups, which shall consist of one, two and three persons, respectively.

(2)	Notwithstanding Article (29), Paragraph (1) hereof, the term of office of a non-standing director in the first group shall expire at the close of the first Ordinary General Meeting of Shareholders convened after one (1) year has elapsed. The term of office of non-standing directors in the second and third group shall expire at the close of the first Ordinary General Meetings of Shareholders convened after two (2) and three (3) years have elapsed, respectively.

Article 4. Special Provisions for Term of Office of Standing Directors succeed to the Term of Office of an Executive Officer. In the event that a former executive officer who has been elected prior to the date of enforcement of these Articles of Incorporation is elected as a first standing director of KT after the enforcement of these Articles, his/her term of office may be shortened to the remainder of the term of office of a executive officer prior to the date of enforcement of these Articles of Incorporation.

ADDENDUM (December 8, 1997)

These articles of Incorporation shall be effective from the date of resolution of the general meeting of shareholders thereon.

ADDENDUM (September 18, 1998)

Article 1. Enforcement Date. These Articles of Incorporation shall be effective from the date of resolution thereon of the general meetings of shareholders.

Article 2. Interim Measures for the Acquisition of Shares of KT by Foreigners. Those provisions of Paragraph (3), Article (10) hereof shall not be applicable where Foreigners have acquired any shares of KT prior to the date of enforcement of these Articles of Incorporation pursuant to the relevant laws and regulations. In this regard, the number of shares so acquired shall be included in the maximum aggregate shareholdings ceiling prescribed in Item 1, Paragraph (2), Article (10) above.

ADDENDUM (March 19, 1999)

Article 1. Enforcement Date. These Articles of Incorporation shall be effective from the date of resolution thereon of the general meetings of shareholders.

Article 2. Interim Measure. The cumulative voting system provided for in Article (382-2) of the Commercial Code shall not apply until each of the requirements set forth in Paragraph (1), Article (21) of the Special Act has been satisfied.

ADDENDUM (March 24, 2000)

These Articles of Incorporation shall be effective from the date of resolution thereon of the general meeting of shareholders.

ADDENDUM (March 21, 2001)

These Articles of Incorporation shall be effective from the date of resolution thereon of the general meeting of shareholders.

ADDENDUM (March 22, 2002)

These Articles of Incorporation shall be effective as of the date of resolution of the general meeting of Shareholders.

ADDENDUM (August 20, 2002)

Article 1. Enforcement Date. These Articles of Incorporation shall become effective from the date on which a resolution on the foregoing amendments is adopted at the General Meeting of Shareholders. Provided, however, that the amended provision of Article 41-3 shall become effective from the date following the day on which the first General Meeting of Shareholders is convened after enforcement of these amended Articles of Incorporation.

Article 2. Interim Measures regarding Auditor.

(1)	The amended provisions regarding auditor of Articles 27, 28, 29, 30, 32, 33, 37 and 40 shall remain invalid, concurrently upon establishment of the Audit Committee.

(2)	The term, “auditor” referred in Paragraph 3 of Article 31 and Article 44, shall be interpreted to be “Audit Committee”, respectively, concurrently upon establishment of the Audit Committee.

Article 3. Interim Measures on Increase in Number of Outside Directors. Notwithstanding the amended provision of Article 26, a candidate for outside director recommended by the Shareholders’ Committee established in accordance with the previous AOI, shall be deemed to have been recommended by the Outside Director Recommendation Committee, and the term of office of such additionally appointed outside director in the above shall be until the date on which the Ordinary General Meeting of Shareholders is held in the year of 2005.

ADDENDUM (March 14, 2003)

These Articles of Incorporation shall be effective from the date of resolution thereon of the general meeting of shareholders.